Exhibit 5.1

October 1, 2012 Libbey Glass Inc. 300 Madison Avenue Toledo, Ohio 43604	233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com
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Milan

Re:	Registration Statement on Form S-4
with respect to $450,000,000 Aggregate
Principal Amount of 6.875% Senior Secured Notes due 2020

Ladies and Gentlemen:

We have acted as special counsel to Libbey Glass Inc., a Delaware corporation (the “Company”), in connection with the issuance of $450,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by Libbey Inc., a Delaware corporation (the “Parent”), each of the subsidiaries of the Company set forth on Exhibit A-1 hereto (the “Corporate Guarantors”), each of the subsidiaries of the Company set forth on Exhibit A-2 hereto (the “LLC Guarantors” and, together with the Corporate Guarantors and the Parent the “Guarantors”), under the indenture dated as of May 18, 2012 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2012, (the “Registration Statement”). The Company is issuing the Exchange Notes pursuant to an exchange offer in which the Company is offering to exchange the Exchange Notes and Guarantees for all of its outstanding 6.875% Senior Secured Notes due 2020 and the related guarantees (the “Outstanding Securities”) on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and the Guarantors and others as to

October 1, 2012

factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and the Exchange Notes have been delivered in exchange for an equal principal amount of Outstanding Securities in the circumstances contemplated by the Registration Statement, the Exchange Notes and Guarantees will have been duly authorized by all necessary corporate action or limited liability company action, as applicable, of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) consents to, or restrictions upon, governing law or jurisdiction; and (b) provisions purporting to make a guarantor primarily liable rather than as a surety.

With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors and (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

EXHIBIT A-1

Corporate Guarantors

Syracuse China Company

World Tableware Inc.

LGA4 Corp.

LGA3 Corp.

The Drummond Glass Company

LGC Corp.

LGFS Inc.

EXHIBIT A-2

LLC Guarantors

Libbey.com LLC

LGAC LLC